Exhibit 4.3
XHIBIT CORP.
2013 RESTRICTED STOCK PLAN
Restricted Stock Award Agreement
(Tenure-Based Installment Vesting)

Xhibit Corp. (the “Company”) hereby grants to you a Restricted Stock Award under the Xhibit Corp. 2013 Restricted Stock Plan (the “Plan”), as set forth below. Capitalized terms defined in the Plan but not in this Agreement shall have the meanings given to them in the Plan.

Name:

Date of Grant:

Number of Shares of
Restricted Stock:

Nature of
Restricted Stock:	Each share of Restricted Stock represents the right to receive one share (“Share”) of unrestricted Company Common Stock, subject to the risk of forfeiture as described herein and in the Plan.

Vesting Schedule:
The shares of Restricted Stock will vest in _________ equal [annual/quarterly] installments, with the first installment vesting on _________ and the remaining installments vesting on                     of each of the ___ calendar quarters thereafter, as long as you remain an employee or member of the Board of, or a consultant to, the Company or any Subsidiary through the applicable vesting date.

Forfeiture:
If you cease to serve as an employee or member of the Board of, or consultant to, the Company or any Subsidiary for any reason prior to lapse of the time restrictions on the shares of Restricted Stock, you will forfeit any shares of Restricted Stock which are still subject to the restrictions at the time of your termination of employment or other service.

Taxes:
Payment of the applicable taxes in connection with the vesting of Restricted Stock shall be a condition to the delivery of Shares upon any vesting of the Restricted Stock (see Restricted Stock Terms and Conditions attached hereto).

This Restricted Stock Award Agreement consists of this agreement and the Restricted Stock Terms and Conditions attached hereto. By signing below, you accept the grant of this Restricted Stock Award and agree that this Restricted Stock Award is subject in all respects to the terms and conditions of the Plan. A copy of the Plan is attached hereto and is also available upon request to Scott Wiley, CFO, at (602) 528-8659 or swiley@skymall.com.

You further acknowledge and agree that (i) you have carefully reviewed this Restricted Stock Award Agreement (including the Restricted Stock Terms and Conditions attached hereto) and the Plan and (ii) this Restricted Stock Award Agreement and the Plan set forth the entire understanding between you and the Company regarding this Restricted Stock Award and supersede all prior or contemporaneous oral and written agreements with respect thereto.

Xhibit Corp.

By:
	Kevin Weiss, CEO	Date

Participant		Date

XHIBIT CORP.
2013 RESTRICTED STOCK PLAN
Restricted Stock Award Agreement
Terms and Conditions

The following Terms and Conditions apply to the restricted stock granted by Xhibit Corp. (the “Company”) to the Participant whose name appears on the Restricted Stock Award Agreement to which these Terms and Conditions are attached (the “Restricted Stock”).

1.           Award Subject to Plan. This Award is made under and is expressly subject to all the terms and provisions of the Xhibit Corp. 2013 Restricted Stock Plan (the “Plan”) adopted by the Company and incorporated herein by reference. Capitalized terms not defined herein shall have the meanings set forth in the Plan.

2.          Vesting of Restricted Stock.

(a) Upon each vesting date for the Restricted Stock Award (each, a “Vesting Date”), one Share shall be deliverable for each share of Restricted Stock that vests on such date, subject to the terms and provisions of the Plan and this Restricted Stock Award Agreement. Following vesting, the Company will deliver such Shares to the Participant as soon as administratively feasible but no later than 2 1/2 months after the close of Company’s first taxable year in which such Shares are no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code), and following satisfaction of any required withholding tax obligations as provided in Section 4 below.

(b)  To the extent the Restricted Stock vests and Shares are delivered to the Participant, such Shares will be free of the terms and conditions of this Restricted Stock Award Agreement.

(c)  All rights of a shareholder shall exist with respect to the Restricted Stock as a result of the grant of the Restricted Stock. Such rights shall exist beginning on the date of grant of the Restricted Stock Award and subject to execution of this Restricted Stock Award Agreement; however, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any such Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as the Shares subject to the Restricted Stock Award.

3.           Delivery of Shares. The Shares of Restricted Stock described herein shall be granted in the form of Shares registered in the name of the Participant but held by the Company until the restrictions on the Award lapse, subject to forfeiture as provided herein.

4.           Taxes. The Participant is responsible for any federal, state, local or other income, employment or other applicable taxes required to be withheld under Federal, state, local or other law in connection with: (i) the vesting of the Restricted Stock Award and the issuance and delivery of Shares to the Participant, or (iii) any other event occurring pursuant to this Restricted Stock Award Agreement or the Plan (collectively, “Taxes”). The Participant acknowledges that in connection with the issuance of Shares upon the vesting of Restricted Stock, the Company is required to withhold from the Participant an amount that is sufficient to satisfy the Company’s Tax withholding obligations. Notwithstanding any contrary provision of this Restricted Stock Award Agreement or the Plan, no Shares will be issued to the Participant (or his or her estate, if applicable) upon vesting of Restricted Stock unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the withholding and payment of Taxes which the Company determines must be withheld with respect to such Shares. Notwithstanding any contrary provision of this Restricted Stock Award Agreement or the Plan, no Shares will be issued to the Participant upon vesting of any Restricted Stock following the fifteenth day of the third month of the calendar year following the calendar year in which such Restricted Stock vests. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may (but is not required to) permit the Participant to satisfy such Tax withholding obligations in any of the following ways:

(a)   Payment in Cash. The Participant may elect to pay to the Company an amount sufficient to cover such Taxes by delivering to the Company a check or by making a cash deposit in the Participant’s brokerage account with such brokerage firm as may be designated by the Company in connection with any Company plan or arrangement providing for investment in Common Stock of the Company.

(b)  Cashless Exercise. Through a special sale and remittance procedure commonly referred to as a “cashless exercise” or “sell to cover” transaction pursuant to which the Participant (or any other person(s) entitled to receive such Shares upon vesting) shall concurrently provide irrevocable written instructions:

(i) to such third party service provider as may be designated by Company in connection with any Company plan or arrangement providing for investment in Common Stock of the Company to effect the immediate sale of a sufficient number of the Shares delivered upon the vesting of the Shares to enable such brokerage firm to remit, out of the sales proceeds available upon the settlement date, sufficient funds to the Company to cover the aggregate exercise price payable for the purchased Shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and/or sale; and

(ii) to the Company to deliver any certificate(s) or other evidence of ownership for such sold Shares directly to such third party in order to complete the sales transaction.

(c)  Payment by Withholding of Shares. In the Company’s sole discretion and in lieu of the Participant’s election under Section 4(b), the Company may elect to retain that number of whole Shares which would otherwise be deliverable in connection with the Restricted Stock Award upon vesting and which have a Fair Market Value sufficient to satisfy the amount of the Taxes required to be withheld. “Fair Market Value” for this purpose shall be as determined in the Plan as of the applicable date.

(d)  Company Rights. Any elections permitted to be made pursuant to this Section 4 shall be made in writing or via electronic transmission on such form as shall be prescribed by the Company for such purpose. The Company also reserves the right to withhold Taxes, in accordance with any applicable law, from any compensation or other amounts payable to the Participant and/or from the Shares otherwise deliverable to the Participant upon the vesting of the Restricted Stock.

5.           Section 83(b) Election. Participant may elect to be taxed on the value of the shares of Restricted Stock as of the Date of Grant by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Date of Grant. Participant understands that if he or she does not make a Section 83(b) election, Participant will be taxed on the value of the shares of Restricted Stock on the date they vest and are no longer subject to the forfeiture provisions under this Restricted Stock Award Agreement.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

6.           Termination of Employment or Service. If the Participant ceases to serve as an employee, consultant or on the Board of the Company or any Subsidiary for any reason prior to the end of the time restrictions on the shares of Restricted Stock awarded pursuant to this Restricted Stock Award Agreement, the Participant shall forfeit any Shares of Restricted Stock which are still subject to the restrictions at the time of termination of such employment or other service.

7.           Nontransferability. The shares of Restricted Stock awarded pursuant to this Restricted Stock Award are nontransferable by the Participant until vested as set forth on the first page of this Restricted Stock Award Agreement. Prior to the time such shares become transferable, the shares of Restricted Stock shall bear a legend indicating their nontransferability. Further, Participant agrees to make no sale, assignment, transfer or other disposition of all or any portion of the shares of Restricted Stock or the Shares unless there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or Participant has obtained an opinion of the Company’s counsel that such disposition does not require registration under the Securities Act of 1933.

8.           No Right of Employment or Service. Neither the Plan nor this Restricted Stock Award Agreement shall confer upon the Participant any right to continue in the employment or serving on the Board of, or providing consulting services to, the Company or any Subsidiary or limit in any respect the right of the Company or any Subsidiary to discharge the Participant at any time, with or without cause and with or without notice.

9.           Amendments.

(a) The Committee reserves the right to amend the terms and provisions of this Restricted Stock Award Agreement without the Participant’s consent to comply with any applicable law.

(b)  Except as specifically provided in subsection (a) above, this Restricted Stock Award Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement signed by the Company and Participant. Either party may waive compliance by the other party with any of the covenants or conditions of this Restricted Stock Award Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver or any provision of this Restricted Stock Award Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Restricted Stock Award Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10.           Miscellaneous.

(a)    Successors and Assigns. This Restricted Stock Award Agreement shall bind and inure only to the benefit of the parties to this Restricted Stock Award Agreement (the “Parties”) and their respective permitted successors and assigns.

(b) No Third-Party Beneficiaries. Nothing in this Restricted Stock Award Agreement is intended to confer any rights or remedies on any persons other than the Parties and their respective permitted successors or assigns. Nothing in this Restricted Stock Award Agreement is intended to relieve or discharge the obligation or liability of third persons to any Party. No provision of this Restricted Stock Award Agreement shall give any third person any right of subrogation or action over or against any Party.

(c) Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made or actions taken pursuant hereto shall be governed by the laws of the State of Nevada, without regard to the conflict of laws rules thereof.

(d) Adjustment of Shares. The number of shares of Restricted Stock issued to Grantee pursuant to this Agreement shall be adjusted by the Committee pursuant to Article 8 of the Plan, in its discretion, in the event of a change in the Company’s capital structure.

11.           Severability. If any provision of this Restricted Stock Award Agreement or the application of such provision to any person or circumstances is held invalid or unenforceable, the remainder of this Restricted Stock Award Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.